Exhibit 10.1

INVESTORS REAL ESTATE TRUST

2015 INCENTIVE PLAN

AS AMENDED AND RESTATED EFFECTIVE MARCH 15, 2017

Table of Contents

Table of Contents		i
ARTICLE I DEFINITIONS		1
1.01.	Administrator	1
1.02.	Affiliate	1
1.03.	Award Agreement	1
1.04.	Board	1
1.05.	Change in Control	1
1.06.	Code	3
1.07.	Committee	3
1.08.	Common Stock	3
1.09.	Company	3
1.10.	Consultant	3
1.11.	Control Change Date	3
1.12.	Exchange Act	3
1.13.	Fair Market Value	3
1.14.	Incentive Award	4
1.15.	Non-employee Trustee	4
1.16.	Participant	4
1.17.	Partnership	4
1.18.	Performance Goal	4
1.19.	Plan	5
1.20.	Stock Award	5
1.21.	Stock Unit	5
1.22.	Stock Unit Award	5
ARTICLE II PURPOSES		5
ARTICLE III ADMINISTRATION		6
ARTICLE IV ELIGIBILITY		7
4.01.	General	7
4.02.	Grants	7
ARTICLE V STOCK SUBJECT TO PLAN		7
5.01.	Shares Issued	7
5.02.	Aggregate Limit	7
5.03.	Individual Limitations	7
5.04.	Share Add-Backs	8

i

ARTICLE VI STOCK AWARDS		8
6.01.	Awards	8
6.02.	Vesting	8
6.03.	Shareholder Rights	8
6.04.	Disposition of Shares	9
ARTICLE VII STOCK UNIT AWARDS		9
7.01.	Awards	9
7.02.	Earning the Award	9
7.03.	Payment	9
7.04.	Shareholder Rights	9
7.05.	Dividend Equivalents	10
7.06.	Disposition of Shares	10
ARTICLE VIII INCENTIVE AWARDS		10
8.01.	Awards	10
8.02.	Terms and Conditions	10
8.03.	Settlement	10
8.04.	Shareholder Rights	10
8.05.	Disposition of Shares	11
ARTICLE IX ADJUSTMENT UPON CHANGE IN COMMON STOCK		11
ARTICLE X CHANGE IN CONTROL		11
10.01.	Impact of Change in Control	11
10.02.	Assumption Upon Change in Control	12
10.03.	Cash-Out Upon Change in Control	12
10.04.	Certain Reduction of Parachute Payments	12
ARTICLE XI COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES		13
ARTICLE XII GENERAL PROVISIONS		14
12.01.	Effect on Employment or Service	14
12.02.	Unfunded Plan	14
12.03.	Transferability	14
12.04.	REIT Status	14
12.05.	Section 83(b) Elections	15
12.06.	Rules of Construction	15
12.07.	Employee Status	15
12.08.	Withholding Taxes	15
12.09.	Return of Awards; Repayment	16

ii

ARTICLE XIII AMENDMENT	16
ARTICLE XIV DURATION OF PLAN	16
ARTICLE XV EFFECTIVE DATE OF PLAN	16

iii

INVESTORS REAL ESTATE TRUST

2015 INCENTIVE PLAN

ARTICLE I
DEFINITIONS

1.01.                     ADMINISTRATOR.

Administrator means the Board with respect to awards to Non-employee Trustees and in all other instances means the Committee.

1.02.                     AFFILIATE.

Affiliate means, with respect to any entity, any other entity, whether now or hereafter existing, which controls, is controlled by or is under common control with the first entity (including, but not limited to, joint ventures, limited liability companies and partnerships).  For this purpose, the term “control” means the ownership, directly or indirectly, of more than 50% of the total combined voting power or value of all classes of shares or interests in an entity or the power to direct the management and policies of an entity, by contract or otherwise.

1.03.                     AWARD AGREEMENT.

Award Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, a Stock Unit Award or an Incentive Award granted to such Participant.

1.04.                     BOARD.

Board means the Board of Trustees of the Company.

1.05.                     CHANGE IN CONTROL.

Change in Control shall mean the occurrence of any of the following events:

(a)                                 the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of trustees (“voting securities”) of the Company that represent 35% or more of the combined voting power of the Company’s then outstanding voting securities, other than

(i) an acquisition of securities by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii) an acquisition of securities by the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the securities of the Company, or

(iii) an acquisition of securities pursuant to a transaction described in clause (c) below that would not be a Change in Control under clause (c).

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this clause (a): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent 35% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 35% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control;

(b)                                 individuals who, as of the effective date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a trustee subsequent to the date hereof whose election by the Company’s shareholders, or nomination for election by the Board, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)                                  the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

(ii) after which no person or group beneficially owns voting securities representing 35% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (c)(ii) as beneficially owning 35% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)                                 approval by the Company’s shareholders of a liquidation or dissolution of the Company.

For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s shareholders, and for purposes of clause (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s shareholders.

In addition, if a Change in Control (as defined in clauses (a), (b), (c) and (d) above) constitutes a payment event with respect to any Stock Award, Stock Unit award or Incentive Award that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under that award on account of a Change in Control unless the event described in clause (a), (b), (c) or (d) above, as applicable, constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

1.06.                     CODE.

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.07.                     COMMITTEE.

Committee means the Compensation Committee of the Board.

1.08.                     COMMON STOCK.

Common Stock means the common shares of beneficial ownership of the Company, no par value per share.

1.09.                     COMPANY.

Company means Investors Real Estate Trust, a North Dakota real estate investment trust.

1.10.                     CONSULTANT.

Consultant means any individual who (a) renders bona fide services to the Company, the Partnership or an Affiliate of the Company or the Partnership, (b) is not providing those services in connection with the offer or sale of securities in a capital raising transaction and is not directly or indirectly promoting or maintaining a market for the Company’s securities and (c) the individual is a natural person who has contracted directly with the Company, the Partnership or an Affiliate of the Company or the Partnership to render such services.

1.11.                     CONTROL CHANGE DATE.

Control Change Date means the date on which a Change in Control occurs.  If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

1.12.                     EXCHANGE ACT.

Exchange Act means the Securities Exchange Act of 1934, as amended.

1.13.                     FAIR MARKET VALUE.

Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported in the Wall Street Journal (or such other source as the Administrator selects) for such date, or if the Common Stock was not traded on such day, then on the next preceding day that the Common Stock was traded on such exchange.

1.14.                     INCENTIVE AWARD.

Incentive Award means an award granted to a Participant under Article VIII, subject to such terms and conditions as may be prescribed by the Administrator.

1.15.                     NON-EMPLOYEE TRUSTEE.

Non-employee Trustee means a member of the Board who is not an employee of the Company or an Affiliate of the Company.

1.16.                     PARTICIPANT.

Participant means an individual: (a) who is either (i) an employee of the Company, an Affiliate of the Company, the Partnership or an Affiliate of the Partnership, (ii) a member of the Board or (iii) a Consultant; (b) who, in each case, satisfies the requirements of Article IV; and (c) who is selected by the Administrator to receive a Stock Award, a Stock Unit Award or an Incentive Award or a combination thereof.

1.17.                     PARTNERSHIP.

Partnership shall mean IRET Properties, a North Dakota Limited Partnership.

1.18.                     PERFORMANCE GOAL.

Performance Goal shall mean the goals established by the Committee, which may be a condition to the vesting or settlement of all or a portion of an award.  Such goals may be based on one or more of the following with respect to the Company, the Partnership, and any Affiliate or any division or operating unit thereof: (1) funds from operations and funds from operations per share and unit; (2) United States generally accepted accounting principles (“GAAP”) earnings per share; (3) improvement in economic vacancy or other operational targets; (4) asset growth; (5) pre-tax or after-tax income (before or after allocation of corporate overhead and bonus); (6) net income (before or after taxes); (7) reduction in expenses; (8) pre-tax or after-tax operating income; (9) earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interests, taxes, depreciation and amortization); (10) gross revenue; (11) working capital; (12) profit margin or gross profits; (13) Fair Market Value; (14) cash flow or cash flow per share (before or after dividends); (15) cash flow return on investment; (16) return on capital (including return on total capital or return on invested capital); (17) return on assets or net assets; (18) market share; (19) pre-tax or after-tax earnings per share; (20) pre-tax or after-tax operating earnings per share; (21) total stockholder return; (22) growth measures, including revenue growth, as compared with a peer group or other benchmark; (23) economic value-added models or equivalent metrics; (24) comparisons with various stock market indices; (25) improvement in or attainment of expense levels or working capital levels; (26) operating margins, gross margins or cash margins; (27) year-end cash; (28) debt reductions; (29) stockholder equity; (30) regulatory achievements; (31) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel; (32) customer satisfaction; (33) operating efficiency, productivity ratios; or (34) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals (including accomplishing regulatory approval for projects), cost or cost savings targets, accomplishing critical milestones for projects, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the applicable period).  Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, division and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), stockholders’ equity and/or shares outstanding, or to assets or net assets.  The performance criteria may be stated to satisfy any applicable requirements under Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time).  To the extent applicable, the measures used in setting performance criteria set under the Plan for any given performance period shall be determined in accordance with GAAP and in a manner consistent with the methods used in the Company’s audited financial statements, without regard to: (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP; (ii) changes in accounting, unless, in each case, the Administrator decides otherwise within the applicable period; or (iii) non-recurring acquisition expenses and restructuring charges.  Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Administrator may provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Administrator.

1.19.                     PLAN.

Plan means the Investors Real Estate Trust 2015 Incentive Plan.

1.20.                     STOCK AWARD.

Stock Award means an award of shares of Common Stock granted to a Participant under Article VI, subject to such terms and conditions as may be prescribed by the Administrator.  For the avoidance of doubt, the term “Stock Award” does not include shares of Common Stock issued in settlement of a Stock Unit Award or an Incentive Award.

1.21.                     STOCK UNIT.

Stock Unit represents the right to receive one share of Common Stock or an amount based on the value of one share of Common Stock, or a combination of both.

1.22.                     STOCK UNIT AWARD.

Stock Unit Award means an award of Stock Units granted to a Participant under Article VII, subject to such terms and conditions as may be prescribed by the Administrator.

ARTICLE II
PURPOSES

The Plan is intended to (a) assist the Company and its Affiliates in recruiting and retaining key employees, members of the Board and Consultants; (b) authorize the grant of incentive compensation opportunities for such persons; and (c) encourage such persons to align their interests with those of the Company and its shareholders by enabling such persons to participate in the future success of the Company and its Affiliates.  The Plan is intended to permit the grant of Stock Awards, Stock Unit Awards and the grant of Incentive Awards.

ARTICLE III
ADMINISTRATION

The Plan shall be administered by the Administrator.  The Administrator shall have authority to grant Stock Awards, Stock Unit Awards and Incentive Awards upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate.  Such terms may include conditions (in addition to those contained in this Plan) on the transferability or forfeitability of a Stock Award, Stock Unit Award or an Incentive Award, including by way of example and not limitation, conditions on which Participants may defer receipt of benefits under the Plan, requirements that the Participant complete a specified period of employment or service with the Company or an Affiliate of the Company or that the Company achieve a specified level of financial performance.  Notwithstanding any such conditions or any provision of the Plan (a) the Committee may accelerate the time at which a Stock Award may become transferable or nonforfeitable or the time at which a Stock Unit Award or an Incentive Award may be settled (i) in connection with a termination of employment or service (including but not limited to death, disability, retirement or involuntary termination) or (ii) if the award has been outstanding for at least one year; and (b) up to 150,000 shares of Common Stock may be issued under the Plan without regard to the preceding clause (a) or the minimum vesting requirements of Sections 6.02, 7.02 or 8.02 (either pursuant to the original terms of the award or acceleration).  In addition, the Administrator shall have complete authority to interpret all provisions of this Plan and any award granted under the Plan; to prescribe the form of Award Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan.  The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator.  Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive.  Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Award Agreement, Stock Award, Stock Unit Award or Incentive Award.  All expenses of administering this Plan shall be borne by the Company.

The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.  The Committee may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV
ELIGIBILITY

4.01.                     GENERAL.

Any Participant is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such individual has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate of the Company.

4.02.                     GRANTS.

The Administrator will designate Participants to whom Stock Awards, Stock Unit Awards and Incentive Awards are to be granted and will specify the number of shares of Common Stock subject to each award or grant.  In the sole discretion of the Administrator, awards granted under this Plan may be evidenced by Award Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Administrator may adopt, except that Incentive Awards payable solely in cash need not be evidenced by an Award Agreement.

ARTICLE V
STOCK SUBJECT TO PLAN

5.01.                     SHARES ISSUED.

Upon the award of shares of Common Stock pursuant to a Stock Award or the settlement of a Stock Unit Award or an Incentive Award, the Company may issue shares of Common Stock from its authorized but unissued Common Stock.

5.02.                     AGGREGATE LIMIT.

The maximum aggregate number of shares of Common Stock that may be issued under this Plan is 4,250,000 shares.  The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be subject to adjustment as provided in Article IX and Section 5.04.  The grant of a Stock Unit Award shall reduce the shares of Common Stock that remain available for issuance under this Plan on a one-for-one basis but the issuance of Common Stock in settlement of a Stock Unit Award and any related dividend equivalents shall not further reduce the shares of Common Stock that remain available for issuance under the Plan.

5.03.                     INDIVIDUAL LIMITATIONS.

Subject to the limitation set forth in the preceding sections, no individual may, in any calendar year, be granted or awarded (i)  Stock Awards and Stock Unit Awards covering more than 500,000 shares of Common Stock or (ii) Incentive Awards that provide for a total payment value (in cash or Common Stock) exceeding $2,000,000.  Notwithstanding the preceding sentence, no Participant who is a Non-employee Trustee may, in any calendar year, be granted (i) Stock Awards and Stock Unit Awards covering more than 25,000 shares of Common Stock or (ii) Incentive Awards that provide for a total payment value (in cash or Common Stock) exceeding $200,000.  The limitations set forth in this Section 5.03 shall be subject to adjustment as provided in Article IX.

5.04.                     SHARE ADD-BACKS.

If any shares of Common Stock subject to Stock Unit Awards or Stock Awards granted under the Plan are cancelled, forfeited, expire or otherwise terminate without the issuance of such shares of Common Stock, or if any award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such award, the shares of Common Stock subject to the award shall, to the extent of such cancellation, forfeiture, expiration, termination, cash settlement or non-issuance, again be available for issuance under the Plan.

In the event that any withholding tax liabilities resulting from an award granted under the Plan are satisfied by the withholding of shares of Common Stock, then the number of shares tendered or withheld shall not be available for future grants of awards.  Furthermore, shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards by a company acquired by the Company or an Affiliate of the Company, or with which the Company or an Affiliate of the Company combines, shall not reduce the maximum aggregate number of shares of Common Stock available for issuance under the Plan.

ARTICLE VI
STOCK AWARDS

6.01.                     AWARDS.

In accordance with the provisions of Article IV, and subject to the limitations set forth in Plan Section 5.03, the Administrator shall, on the grant date of the award, designate Participants to whom a Stock Award is to be granted and specify the number of shares of Common Stock covered by such award as well as any terms, conditions and restrictions applicable to such award.

6.02.                     VESTING.

Except as provided in Article III, the Administrator, on the grant date of the award, shall specify to what extent a Participant’s rights in the Stock Award shall be forfeitable or otherwise restricted for a stated term or subject to such other terms, conditions and restrictions as set forth in the Award Agreement.  By way of example and not of limitation, the restrictions may postpone transferability, vesting or both of the shares until the attainment of performance objectives prescribed by Administrator, including objectives stated with respect to Performance Goals, or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Affiliates before the expiration of a stated term.  Except as provided in Article III, the period of restriction until full vesting shall be at least one year.

6.03.                     SHAREHOLDER RIGHTS.

Prior to their forfeiture (in accordance with the terms of the Award Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and to vote the shares; provided, however, that (i)  dividends payable on shares of Common Stock subject to a Stock Award that do not become nonforfeitable solely on the basis of continued employment or service shall be accumulated and paid, without interest, when and to the extent that the shares underlying the Stock Award become nonforfeitable; (ii) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award; (iii) the Company shall retain custody of any certificates evidencing shares of Common Stock granted pursuant to a Stock Award; and (iv) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award.  The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are no longer forfeitable.

6.04.                     DISPOSITION OF SHARES.

A Participant may not sell or otherwise dispose of the shares of Common Stock acquired under a Stock Award except in compliance with the Company’s Policy Regarding Share Ownership and Retention, as may be subsequently amended or replaced by a similar policy.

ARTICLE VII
STOCK UNIT AWARDS

7.01.                     AWARDS.

In accordance with the provisions of Article IV and subject to the limitations set forth in Section 5.03, the Administrator shall, on the grant date of the award, designate Participants to whom a Stock Unit Award is to be granted and shall specify the number of Stock Units covered by the award as well as any terms, conditions and restrictions applicable to such award, including whether the Stock Unit Award includes the right to receive dividend equivalents.

7.02.                     EARNING THE AWARD.

Except as provided in Article III, the Administrator, on the grant date of an award, shall specify to what extent the Stock Unit Award will be earned upon the satisfaction of certain requirements as set forth in the Award Agreement.  By way of example and not of limitation, the requirements may postpone transferability, vesting or both of the Stock Unit Award until the attainment of performance objectives prescribed by the Administrator, including objectives stated with respect to Performance Goals, or may provide that the Stock Unit Award will be forfeited if the Participant separates from the service of the Company and its Affiliates before the expiration of a stated term.  Except as provided in Article III, the period for determining whether such requirements are satisfied shall be at least one year.

7.03.                     PAYMENT.

In the discretion of the Administrator, the amount payable when a Stock Unit Award is earned may be settled in cash, in shares of Common Stock or a combination thereof.  A fractional share shall not be deliverable when a Stock Unit Award is earned, but a cash payment will be made in lieu thereof.

7.04.                     SHAREHOLDER RIGHTS.

No Participant shall, as a result of receiving a Stock Unit Award, have any rights as a shareholder of the Company until, and then only to the extent that, the Stock Unit Award is earned and Common Stock is issued in settlement of the Stock Unit Award.  After a Stock Unit Award is earned and settled by the issuance of Common Stock, a

Participant will have all the rights of a shareholder as to such shares of Common Stock as described in Section 6.03.

7.05.                     DIVIDEND EQUIVALENTS.

The Administrator may, at the time of grant of any Stock Unit Award, include as a part of such award an entitlement to receive a payment (in cash, Common Stock, or combination thereof) equal to the ordinary cash dividends that are payable with respect to the number of shares of Common Stock covered by the award, subject to such terms, conditions, restrictions and/or limitations, if any, as the Administrator may establish. Notwithstanding the preceding sentence, dividend equivalents payable on a Stock Unit Award that does not become nonforfeitable solely on the basis of continued employment or service shall be accumulated and paid, without interest, when and to the extent that the Stock Units underlying the Stock Unit Award become nonforfeitable.

7.06.                     DISPOSITION OF SHARES.

A Participant may not sell or dispose of the shares of Common Stock issued in settlement of a Stock Unit Award except in compliance with the Company’s Policy Regarding Share Ownership and Retention, as may be subsequently amended or replaced by a similar policy.

ARTICLE VIII
INCENTIVE AWARDS

8.01.                     AWARDS.

In accordance with the provisions of Article IV and subject to the limitations set forth in Section 5.03, the Administrator shall designate Participants to whom an Incentive Award is to be granted for incentive compensation opportunities, and shall specify any terms, conditions and restrictions applicable to such award.

8.02.                     TERMS AND CONDITIONS.

Except as provided in Article III, the Administrator, on the grant date of an award, shall specify the terms and conditions which govern the award. Such terms and conditions may include, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or an Affiliate of the Company or that the Company, an Affiliate of the Company, or the Participant attain stated objectives or goals, including objectives stated with respect to Performance Goals, as a condition to earning an Incentive Award.  Except as provided in Article III, the period for determining whether such terms and conditions are satisfied shall be at least one year.

8.03.                     SETTLEMENT.

An Incentive Award that is earned shall be settled with a single lump sum payment which may be in cash, shares of Common stock or a combination of both, as determined by the Committee.

8.04.                     SHAREHOLDER RIGHTS.

No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company until the date that the Incentive Award is settled and then only to the extent that the Incentive Award is settled by the issuance of Common Stock.

8.05.                     DISPOSITION OF SHARES.

A Participant may not sell or dispose of the shares of Common Stock issued in settlement of an Incentive Award except in compliance with the Company’s Policy Regarding Share Ownership and Retention, as may be subsequently amended or replaced by a similar policy

ARTICLE IX

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Stock Awards, Stock Unit Awards and Incentive Awards may be granted under this Plan, the individual grant limitations set forth in Section 5.03, and the terms of outstanding Stock Awards, Stock Unit Awards and Incentive Awards shall be adjusted as the Board shall determine to be equitably required in the event that (a) the Company (i) effects one or more nonreciprocal transactions between the Company and its shareholders such as stock dividends, stock split-ups, subdivisions or consolidations of shares or extraordinary dividend; or (ii) engages in a transaction to which Section 424 of the Code applies; or (b) there occurs any other event which, in the judgment of the Board is equitably required.  Any determination made under this Article IX by the Board shall be final and conclusive.

The issuance by the Company of shares of any class, or securities convertible into shares of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Stock Awards, Stock Unit Awards and Incentive Awards may be granted, the terms of outstanding Stock Awards, Stock Unit Awards or Incentive Awards, or the individual limitations set forth in Section 5.03.

The Administrator may grant Stock Awards and Stock Unit Awards in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate of the Company in connection with a transaction described in the first paragraph of this Article IX.  Notwithstanding any provision of the Plan, the terms of such substituted Stock Awards and Stock Unit Awards shall be as the Administrator, in its discretion, determines is appropriate.

ARTICLE X
CHANGE IN CONTROL

10.01.              IMPACT OF CHANGE IN CONTROL.

Unless an outstanding award is assumed in accordance with Section 10.02, and notwithstanding Sections 6.02, 7.02 and 8.02 to the contrary, upon a Control Change Date, the Administrator is authorized to provide that (i) a Stock Award shall be transferable and nonforfeitable; (ii) a Stock Unit Award shall be earned in its entirety and converted into a transferable and nonforfeitable shares of Common Stock; and (iii) an

Incentive Award shall be earned, in whole or in part, in accordance with the terms of the applicable Award Agreement.

10.02.              ASSUMPTION UPON CHANGE IN CONTROL.

In the event of a Change in Control, the Administrator, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Stock Award, Stock Unit Award or Incentive Award shall be assumed by, or a substitute award shall be granted by, the surviving entity in the Change in Control.  Such assumed or substituted award shall be of the same type of award as the original Stock Award, Stock Unit Award or Incentive Award being assumed or substituted.  The assumed or substituted award shall have a value, as of the Control Change Date, that is substantially equal to the value of the original award as the Administrator determines is equitably required and such other terms and conditions as may be prescribed by the Administrator.

10.03.              CASH-OUT UPON CHANGE IN CONTROL.

Unless an outstanding award is assumed in accordance with Section 10.02, and notwithstanding Sections 6.02, 7.02 and 8.02 to the contrary, in the event of a Change in Control, the Administrator, in its discretion and without the need of a Participant’s consent, may provide that each Stock Award and Stock Unit Award shall be cancelled in exchange for a payment.  The medium of payment shall be cash, shares of Common Stock or other securities as received by Company shareholders in the Change in Control transaction.  The amount of the payment for each share of Common Stock subject to the Stock Award or Stock Unit Award shall be an amount that is equal to the price per share received by shareholders for each share of Common Stock in the Change in Control transaction.

10.04.              CERTAIN REDUCTION OF PARACHUTE PAYMENTS.

In connection with a Change in Control, the benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999.  As provided in this Section 10.04, the Parachute Payments will be reduced pursuant to this Section 10.04 if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant.  The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount.  If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Committee) and then by reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Committee) in a manner that results in the best economic benefit to the Participant (or, to the extent economically equivalent, in a pro rata manner).  The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 12.09, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 10.04 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 10.04 (“Underpayments”).  If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.  If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

For purposes of this Section 10.04, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date.  For purposes of this Section 10.04, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment.  The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.  For purposes of this Section 10.04, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

Nothing in this Section 10.04 shall limit or otherwise supersede the provisions of any other agreement or plan which provides that a Participant cannot receive Payments in excess of the Capped Payments.

ARTICLE XI
COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed.  The Company shall have the right to rely on an opinion of its counsel as to such compliance.  Any share certificate issued to evidence Common Stock when a Stock Award is granted or a Stock Unit Award or Incentive Award is settled may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations.  No Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XII
GENERAL PROVISIONS

12.01.              EFFECT ON EMPLOYMENT OR SERVICE.

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or an Affiliate of the Company or in any way affect any right and power of the Company or an Affiliate of the Company to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

12.02.              UNFUNDED PLAN.

The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan.  Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan.  No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

12.03.              TRANSFERABILITY.

Except as set forth in the applicable Award Agreement, all awards under the Plan shall be nontransferable except by will or the laws of descent and distribution.  No right of a Participant in any award under the Plan shall be liable for, or subject to, any lien, obligation or liability of such Participant.

12.04.              REIT STATUS

The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”).  No award shall be granted or awarded, and with respect to any award granted under the Plan, such award shall not vest or be settled (i) to the extent that the grant, vesting or settlement would cause the Participant or any other person to be in violation of the stock ownership limit or any other limitation on ownership or transfer prescribed by the Company’s charter or other governing documents; or (ii) if in the discretion of the Administrator, the grant, vesting or settlement of the award could impair the Company’s status as a REIT.

12.05.              SECTION 83(b) ELECTIONS

No Participant may make an election under Section 83(b) of the Code with respect to the grant, vesting or settlement of an award under the Plan without the written consent of the Company, which consent may be granted or withheld in the sole discretion of the Company.

12.06.              RULES OF CONSTRUCTION.

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference.  The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

All awards made under this Plan are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12).  This Plan and all Award Agreements shall be administered, interpreted and construed in a manner consistent with Section 409A.  If any provision of this Plan or any Award Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A.  Each payment under an award granted under this Plan shall be treated as a separate identified payment for purposes of Section 409A.

If a payment obligation under an award or an Award Agreement arises on account of the Participant’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Participant’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

12.07.              EMPLOYEE STATUS.

In the event that the terms of any Stock Award, Stock Unit Award or Incentive Award provide that Common Stock may be issued or the Common Stock underlying the award becomes transferable and nonforfeitable thereunder or the payment of such award becomes payable thereunder only if the Participant completes a stated period of employment or continued service, the Administrator shall decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

12.08.              WITHHOLDING TAXES.

Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan.  Unless otherwise provided by the Award Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of a Stock Unit Award or Incentive Award) or a cash equivalent acceptable to the Committee.  Except to the extent prohibited by Treasury Regulation Section 1.409A-3(j), any withholding tax obligations may also be satisfied by surrendering shares of Common Stock to the Company, by withholding or reducing the number of shares of Common Stock otherwise issuable to the Participant upon the settlement of a Stock Unit Award or the grant or vesting of a Stock Award, up to the maximum statutory withholding requirement, or by any other method as may be approved by the Committee.  If shares of Common Stock are used to pay all or part of such withholding tax obligation, the Fair Market Value of the shares surrendered, withheld or reduced shall be determined as of the date the Stock Award vests or the date the Stock Unit Award or Incentive Award is earned, as applicable.

12.09.              RETURN OF AWARDS; REPAYMENT.

Each Stock Award, Stock Unit Award and Incentive Award granted under this Plan is subject to the condition that the Company may require that such award be returned, and that any payment made with respect to such award must be repaid, if such action is required under the terms of any Company recoupment or “clawback” policy as in effect on the date that the payment was made, on the date the award was granted or the date the Stock Award, Stock Unit Award or Incentive Award became vested or earned.

ARTICLE XIII
AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment materially increases the aggregate number of shares of Common Stock that may be issued under the Plan (other than an adjustment pursuant to Article IX), (ii) the amendment materially increases the benefits accruing to Participants under the Plan, (iii) the amendment materially changes the class of individuals eligible to become Participants or (iv) the amendment is required to be approved by shareholders by the requirements of applicable law or under the New York Stock Exchange’s shareholder approval rules.  No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Stock Award, Stock Unit Award or Incentive Award outstanding at the time such amendment is made.

ARTICLE XIV
DURATION OF PLAN

No Stock Award, Stock Unit Award or Incentive Award may be granted under this Plan after June 23, 2025.  Awards granted on or before such date shall remain subject to their terms notwithstanding the expiration of the Plan.

ARTICLE XV
EFFECTIVE DATE OF PLAN

Stock Awards, Stock Unit Awards and Incentive Awards may be granted under this Plan upon the Plan’s approval by a majority of the votes cast by the Company’s shareholders, voting either in person or by proxy, at a duly held shareholders’ meeting within twelve months of its adoption by the Board.